EXECUTION COPY


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                        AGREEMENT AND PLAN OF MERGER


                                  Between


                         COMVERSE TECHNOLOGY, INC.


                                    and


                          BOSTON TECHNOLOGY, INC.




                        Dated as of August 20, 1997


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


                     TABLE OF CONTENTSTABLE OF CONTENTS


                                 ARTICLE I

                                 The Merger
                                                                      Page

SECTION 1.01.  The Merger.............................................   1
SECTION 1.02.  Closing................................................   2
SECTION 1.03.  Effective Time.........................................   2
SECTION 1.04.  Effects of the Merger..................................   2
SECTION 1.05.  Certificate of Incorporation and
                 By-laws of Surviving Corporation.....................   2
SECTION 1.06.  Certain Corporate Governance Matters...................   3


                                 ARTICLE II

                 Effect of the Merger on the Capital Stock
                      of the Constituent Corporations;
                          Exchange of Certificates

SECTION 2.01.  Effect on Capital Stock................................   3
SECTION 2.02.  Exchange of Certificates...............................   4


                                ARTICLE III

                       Representations and Warranties

SECTION 3.01.  Representations and Warranties of BT...................   9
SECTION 3.02.  Representations and Warranties
                               of CT..................................  25


                                 ARTICLE IV

                 Covenants Relating to Conduct of Business

SECTION 4.01.  Conduct of Business....................................  39
SECTION 4.02.  No Solicitation by BT..................................  45
SECTION 4.03.  No Solicitation by CT..................................  47


                                     i

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                                 ARTICLE V

                           Additional Agreements

                                                                      Page

SECTION 5.01.  Preparation of the Form S-4 and
                 the Joint Proxy Statement;
                 Stockholders Meetings................................  50
SECTION 5.02.  Letters of BT's Accountants............................  52
SECTION 5.03.  Letters of CT's Accountants............................  52
SECTION 5.04.  Access to Information;
                 Confidentiality......................................  52
SECTION 5.05.  Best Efforts...........................................  53
SECTION 5.06.  Stock Options, etc.....................................  54
SECTION 5.07.  Indemnification, Exculpation and
                 Insurance............................................  57
SECTION 5.08.  Fees and Expenses......................................  58
SECTION 5.09.  Public Announcements...................................  60
SECTION 5.10.  Affiliates.............................................  60
SECTION 5.11.  Stock Exchange Listing.................................  61
SECTION 5.12.  Stockholder Litigation.................................  61
SECTION 5.13.  Tax Treatment..........................................  61
SECTION 5.14.  Pooling of Interests...................................  61
SECTION 5.15.  BT Rights Agreement....................................  61
SECTION 5.16.  Standstill Agreements; Confidentiality
                 Agreements...........................................  62


                                 ARTICLE VI

                            Conditions Precedent

SECTION 6.01.  Conditions to Each Party's Obligation
                 to Effect the Merger.................................  62
SECTION 6.02.  Conditions to Obligations
                               of CT..................................  64
SECTION 6.03.  Conditions to Obligations of BT........................  64
SECTION 6.04.  Frustration of Closing Conditions......................  65


                                ARTICLE VII

                     Termination, Amendment and Waiver

SECTION 7.01.  Termination............................................  65
SECTION 7.02.  Effect of Termination..................................  67
SECTION 7.03.  Amendment..............................................  67

                                     ii

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                                                                      Page


SECTION 7.04.  Extension; Waiver......................................  67
SECTION 7.05.  Procedure for Termination, Amendment
                 Extension or Waiver..................................  68


                                ARTICLE VIII

                             General Provisions

SECTION 8.01.  Nonsurvival of Representations
                 and Warranties.......................................  68
SECTION 8.02.  Notices................................................  68
SECTION 8.03.  Definitions............................................  69
SECTION 8.04.  Interpretation.........................................  70
SECTION 8.05.  Counterparts...........................................  71
SECTION 8.06.  Entire Agreement; No Third-Party
                 Beneficiaries........................................  71
SECTION 8.07.  Governing Law..........................................  71
SECTION 8.08.  Assignment.............................................  71
SECTION 8.09.  Enforcement............................................  71
SECTION 8.10.  WAIVER OF JURY TRIAL...................................  72
SECTION 8.11.  Severability...........................................  72


EXHIBIT A      Form of BT Rights Agreement
EXHIBIT B      Form of BT Indemnification Agreement
EXHIBIT C      Form of Affiliate Letter
EXHIBIT D      Form of CT Tax Opinion Representation Letter
EXHIBIT E      Form of BT Tax Opinion Representation Letter
EXHIBIT F      Form of BT Stockholder Representation Letter

                    AGREEMENT AND PLAN OF MERGER dated as of August 20,
               1997, between COMVERSE TECHNOLOGY, INC., a New York corporation ("CT"), and BOSTON TECHNOLOGY, INC., a Delaware corporation ("BT").



          WHEREAS the respective Boards of Directors of CT and BT have approved the merger of BT with and into CT (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, $.001 par value, of BT (together with the associated Rights (as defined in Section 3.01(c)), "BT Common Stock"), other than shares owned directly or indirectly by CT or BT, will be converted into the right to receive the Merger Consideration (as defined in Section 2.01(b));

          WHEREAS the respective Boards of Directors of CT and BT have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

          WHEREAS CT and BT desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

          WHEREAS, for Federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

          WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction.


          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:


                                 ARTICLE I

                                 The Merger

          SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the New York Business Corporation Law ("NYBCL") and the Delaware General Corporation Law (the "DGCL"), BT shall be merged with and into CT at the Effective Time (as defined in Section 1.03). Following the Effective Time, CT shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of BT in accordance with the NYBCL and the DGCL.

          SECTION 1.02. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI, unless another time or date is agreed to by the parties hereto. The Closing will be held at such location in the City of New York as is agreed to by the parties hereto.

          SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the NYBCL and the DGCL and shall make all other filings or recordings required under the NYBCL and the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of New York and the State of Delaware, or at such subsequent date or time as CT and BT shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

          SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 907(i) of the NYBCL and Section 259 of the DGCL.

          SECTION 1.05. Certificate of Incorporation and By-laws of Surviving Corporation. (a) The certificate of incorporation of CT, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The by-laws of CT, as in effect immediately prior to the Effective Time, shall become the by-laws of the Surviving Corporation and such by-laws shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          SECTION 1.06. Certain Corporate Governance Matters. (a) Subject to Section 1.06(b), the directors and officers of CT immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          (b) As of the Effective Time, the Board of Directors of CT will be expanded to consist of nine members, two of whom shall be the current Chairman of the Board of BT (who shall also be appointed to the Remuneration and Stock Option Committee of the CT Board of Directors) and the current President and Chief Executive Officer of BT, in each case, provided that such person has retained such position with BT for the period from the date hereof until the Effective Time. As of the Effective Time, the current President and Chief Executive Officer of BT shall be named the President and Chief Executive Officer of the CT Network Systems Division, provided that such person has remained a full-time employee of BT for the period from the date hereof until the Effective Time. It is the intention of the parties that the headquarters for the CT Network Systems Division shall be located in Wakefield, Massachusetts.


                                 ARTICLE II

              Effect of the Merger on the Capital Stock of the
             Constituent Corporations; Exchange of Certificates

          SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of BT Common Stock or shares of common stock, par value $.10 per share, of CT ("CT Common Stock"):

          (a) Cancelation of Treasury Stock and CT-Owned Stock. Each share of BT Common Stock that is owned by BT or by any subsidiary (as defined in Section 8.03) of BT, if any, and each share of BT Common Stock that is owned by CT or any subsidiary of CT, if any, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b) Conversion of BT Common Stock. Subject to Section 2.02(e), each issued and outstanding share of BT Common Stock (other than shares to be canceled in accordance with Section 2.01(a)) shall be converted into the right to receive 0.65 (the "Exchange Ratio") of a fully paid and nonassessable share of CT Common Stock (the "Merger Consideration"). As of the Effective Time, all such shares of BT Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of BT Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of CT Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of CT Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or if CT pays or declares an extraordinary dividend with a record date prior to the Effective Date, the Exchange Ratio shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange or extraordinary dividend.

          SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, CT shall enter into an agreement with American Stock Transfer & Trust Company, or such other bank or trust company as may be designated by CT and reasonably satisfactory to BT (the "Exchange Agent"), which shall provide that CT shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of BT Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of CT Common Stock (such shares of CT Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares (as defined in Section 2.02(e)) and any cash (including cash proceeds from the sale of the Excess Shares) payable in lieu of any fractional shares of CT Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for outstanding shares of BT Common Stock.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time (but in any event within five business days), the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of BT Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as CT and BT may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of CT Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.02(c) and cash in lieu of any fractional share of CT Common Stock in accordance with Section 2.02(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of BT Common Stock which is not registered in the transfer records of BT, a certificate representing the proper number of shares of CT Common Stock may be issued to a person (as defined in Section 8.03) other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of CT Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of CT that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Sec tion 2.02(c) and cash in lieu of any fractional share of CT Common Stock in accordance with Section 2.02(e). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to CT Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CT Common Stock represented thereby, and, in the case of Certificates representing BT Common Stock, no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), and all such dividends, other distributions and cash in lieu of fractional shares of CT Common Stock shall be paid by CT to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of CT Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of CT Common Stock and the amount of any cash payable in lieu of a fractional share of CT Common Stock to which such holder is entitled pursuant to Section 2.02(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of CT Common Stock.

          (d) No Further Ownership Rights in BT Common Stock. All shares of CT Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of BT Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by BT on such shares of BT Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of BT Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

          (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of CT Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of CT shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of CT.

          (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of whole shares of CT Common Stock delivered to the Exchange Agent by CT pursuant to Sec tion 2.02(a) over (B) the aggregate number of whole shares of CT Common Stock to be distributed to former holders of BT Common Stock pursuant to
Section 2.02(b) (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent shall, on behalf of former stockholders of BT, sell the Excess Shares at then-prevailing prices on the Nasdaq National Market System ("Nasdaq"), all in the manner provided in Sec tion 2.02(e)(iii).

          (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on Nasdaq and shall be executed in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates formerly representing BT Common Stock, the Exchange Agent shall hold such proceeds in trust for such holders (the "Common Shares Trust"). The Surviving Corporation shall pay all commissions, transfer taxes and other out of pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each former holder of BT Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of BT Common Stock is entitled (after taking into account all shares of BT Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of BT Common Stock are entitled.

          (iv) Notwithstanding the provisions of Sec tion 2.02(e)(ii) and
(iii), the Surviving Corporation may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to pay each former holder of BT Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of BT Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of CT Common Stock as reported on Nasdaq (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this Sec tion 2.02(e)(iv).

          (v) As soon as reasonably practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing BT Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates formerly representing BT Common Stock subject to and in accordance with the terms of Section 2.02(c).

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to CT, upon demand, and any holders of the Certificates who have not theretofore complied with this
Article II shall thereafter look only to CT for payment of their claim for Merger Consideration, any dividends or distributions with respect to CT Common Stock and any cash in lieu of fractional shares of CT Common Stock.

          (g) No Liability. None of CT, BT or the Exchange Agent shall be liable to any person in respect of any shares of CT Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of CT Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any dividends or distributions payable to the holder of such Certificate or any cash payable to the holder of such

Certificate pursuant to this Article II, would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.01(d))), any such Merger Consideration, dividends or distributions in respect of such Certificate or cash shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by CT, on a daily basis. Any interest and other income resulting from such investments shall be paid to CT.

          (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable and customary amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of CT Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

          (j) BT Stock Options, Warrants and BT Stock Purchase Plan. At the Effective Time, all then outstanding BT Stock Options and the Warrants (each as defined in Section 3.01(c)) will be assumed by CT in accordance with Section 5.06. Following the expiration of the current offering under the BT Stock Purchase Plan (as defined in Section 3.01(c)), BT shall cause no further offerings to be made thereunder and no further payroll deductions to be accepted thereunder, in each case in accordance with
Section 5.06, and, as of the Effective Time, the BT Stock Purchase Plan will be terminated.


                                ARTICLE III

                       Representations and Warranties

          SECTION 3.01. Representations and Warranties of BT. Except as disclosed in the BT Filed SEC Documents (as defined in Section 3.01(g)), and except as set forth on the Disclosure Schedule delivered by BT to CT prior to the execution of this Agreement (the "BT Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, BT represents and warrants to CT as follows:

          (a) Organization, Standing and Corporate Power. Each of BT and its Significant Subsidiaries (as defined in Section 3.01(b)) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its businesses as now being conducted. Each of BT and its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its businesses or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect (as defined in Section 8.03) on BT. BT has made available to CT prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws, as amended to the date hereof.

          (b) Subsidiaries. Section 3.01(b) of the BT Disclosure Schedule lists all the subsidiaries of BT which as of the date of this Agreement are "Significant Subsidiaries" (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC")). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by BT, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any other restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

          (c) Capital Structure. The authorized capital stock of BT consists of 60,000,000 shares of BT Common Stock. At the close of business on August 14, 1997, (i) 27,298,611 shares of BT Common Stock were issued and outstanding, (ii) no shares of BT Common Stock were held by BT in its treasury, (iii) 4,412,364 shares of BT Common Stock were reserved for issuance pursuant to the BT 1989 Incentive Stock Option Plan, the BT 1992 Director Stock Option Plan, the BT 1994 Stock Incentive Plan, the BT 1995 Director Stock Option Plan, the BT 1996 Stock Incentive Plan and the Nonstatutory Stock Option Agreement dated as of December 1991 between BT and Herman B. Leonard (such plans or agreements, as amended to the date hereof, collectively, the "BT Stock Plans", true and correct copies of which have been provided to CT),
     (iv) 287,953 shares of BT Common Stock were reserved for issuance pursuant to the BT 1995 Employee Stock Purchase Plan (the "BT Stock Purchase Plan"), and (v) 3,927,040 shares of BT Common Stock were reserved for issuance upon the exercise of BT's Common Stock Purchase Warrants issued November 22, 1995 pursuant to the Memorandum of Agreement dated November 22, 1995 between BT and AT&T Corp. (the "Warrants"). Section 3.01(c) of the BT Disclosure Schedule sets forth a complete and correct list, (I) as of August 14, 1997, of the number of shares of BT Common Stock subject to employee stock options or other rights to purchase or receive BT Common Stock granted under the BT Stock Plans (collectively, "BT Stock Options"), listing, for the 20 persons holding the largest number of BT Stock Options, the name of the recipient, the date of grant, the number of options granted, the applicable vesting periods and the exercise prices thereof and (II) as of July 31, 1997, of the aggregate number of shares of BT Common Stock subject to outstanding BT Stock Options. All outstanding shares of capital stock of BT are, and all shares which may be issued will be, when issued on the terms and conditions specified in the instruments pursuant to which they are issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except (1) as set forth in this Section 3.01(c), (2) for changes since August 14, 1997, resulting from the issuance of shares of BT Common Stock pursuant to BT Stock Options or upon exercise of any of the Warrants or (3) for the issuance of BT Rights (as defined below) or BT Common Stock in respect of BT Rights pursuant to the BT Rights Agreement (as defined below), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of BT, (B) any securities of BT convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of BT, (C) any warrants, calls, options or other rights to acquire from BT or any subsidiary of

     BT, and no obligation of BT or any subsidiary of BT to issue, any capital stock, other voting securities or securities convertible into or exchangeable or exercisable for capital stock or other voting securities of BT and (y) there are not any outstanding obligations of BT or any subsidiary of BT to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. BT is not a party to any voting agreement with respect to the voting of any such securities. As of the close of business on August 14, 1997, there are no outstanding (A) securities of BT or any subsidiary of BT convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any subsidiary of BT, (B) warrants, calls, options or other rights to acquire from BT or any subsidiary of BT, and no obligation of BT or any subsidiary of BT to issue, any capital stock, other voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, other voting securities or ownership interests in, any subsidiary of BT or (C) obligations of BT or any subsidiary of BT to repurchase, redeem or otherwise acquire any such outstanding securities of subsidiaries of BT or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Other than the subsidiaries of BT listed in Exhibit 21 to BT's Annual Report on Form 10-K for the fiscal year ended January 31, 1997, or in Section 3.01(c) of the BT Disclosure Schedule, BT does not own, directly or indirectly, any securities or other beneficial ownership interests in any entity. There are no material outstanding contractual obligations of BT or any subsidiary of BT to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any subsidiary of BT or any other person, other than guarantees by BT of any indebtedness of any subsidiary of BT. BT has made available to CT a complete and correct copy of the Rights Agreement (the "BT Rights Agreement"), between BT and State Street Bank and Trust Company, relating to rights ("BT Rights") to purchase BT Common Stock.

          (d) Authority; Noncontravention. BT has all requisite corporate power and authority to enter into this Agreement and, subject to the BT Stockholder Approval (as defined in Section 3.01(l)), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by BT and the consummation by BT of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of BT, subject to the BT Stockholder Approval. This Agreement has been duly executed and delivered by BT and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitutes the legal, valid and binding obligation of BT, enforceable against BT in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of BT or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of BT or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instru ment, permit, concession, franchise, license or similar authorization applicable to BT or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to BT or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on BT or (y) reasonably be expected to materially impair the ability of BT to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any nongovernmental self-regulatory agency, commission or authority (a "Governmental Entity") is required by or with respect to BT or any of its subsidiaries in connection with the execution and delivery of this Agreement by BT or the consummation by BT of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by BT under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and filings under similar laws of certain foreign jurisdictions as may be required (the "Foreign Filings"); (2) the filing with the SEC of (A) a proxy statement relating to the BT Stockholders Meeting (as defined in Section 5.01(b)) (such proxy statement, together with the proxy statement relating to the CT Shareholders Meeting (as defined in Section 5.01(c)), in each case as amended or supplemented from time to time, the "Joint Proxy Statement"), and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the filing of the Certificate of Merger with the Secretary of State of the State of New York and the State of Delaware and appropriate documents with the relevant authorities of other states in which BT is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; and
     (4) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not have a material adverse effect on BT.

          (e) SEC Documents; Undisclosed Liabilities. BT has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since February 1, 1996 (the "BT SEC Documents"). As of their respective dates, the BT SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such BT SEC Documents, and none of the BT SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any BT SEC Document has been revised or superseded by a later filed BT SEC Document, none of the BT SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of BT included in the BT SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of BT and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither BT nor any of its subsidiaries has any liabilities or obligations of any nature which individually or in the aggregate would have a material adverse effect on BT.

          (f) Information Supplied. None of the information supplied or to be supplied by BT specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by CT in connection with the issuance of CT Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or
     (ii) the Joint Proxy Statement will, at the date it is first mailed to BT's stockholders or at the time of the BT Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by BT with respect to statements made or incorporated by reference therein based on information supplied by CT specifically for inclusion or incorporation by reference in the Joint Proxy Statement.

          (g) Absence of Certain Changes or Events. Except (1) as disclosed in the BT SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "BT Filed SEC Documents") or (2) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since January 31, 1997, BT and its subsidiaries have conducted their businesses only in the ordinary course, and there has not been (i) any material adverse change in BT, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of BT's capital stock, (iii) any split, combination or reclassification of any of BT's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of BT's capital stock, (iv) (A) any granting by BT or any of its subsidiaries to any current or former director, executive officer or other key employee of BT or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in the ordinary course of business consistent with past practice or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the BT Filed SEC Documents, (B) any granting by BT or any of its subsidiaries to any such current or former director, executive officer or other key employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the BT Filed SEC Documents, or (C) any entry by BT or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or other key employee, (v) except insofar as may have been required by a change in United States generally accepted accounting principles, any change in accounting methods, principles or practices by BT materially affecting its assets, liabilities or businesses, (vi) any tax election that individually or in the aggregate would have a material adverse effect on BT or any of its tax attributes or any settlement or compromise of any material income tax liability, (vii) any waiver, settlement, assignment, release or compromise of any material claims or litigation or (viii) any revaluation in any material respect of any of BT's or its subsidiaries' assets, including writing down of inventory or writing-off of notes or accounts receivable other than in the ordinary course of business.

          (h) Compliance with Applicable Laws. BT and its subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of BT and its subsidiaries (the "BT Permits"), except where the failure to have any such BT Permits individually or in the aggregate would not have a material adverse effect on BT. BT and its subsidiaries are in compliance with the terms of the BT Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate would not have a material adverse effect on BT. As of the date of this Agreement, except as disclosed in the BT Filed SEC Documents, no action, demand, requirement or investigation by any Governmental Entity with respect to BT or any of its subsidiaries or any of their respective properties is pending or, to the knowledge (as defined in Section 8.03) of BT, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not
     (i) have a material adverse effect on BT or (ii) reasonably be expected to impair the ability of BT to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. This paragraph does not relate to environmental matters which are exclusively the subject of Section 3.01(s).

          (i) Absence of Changes in Benefit Plans; Certain Modifications. Since the date of the most recent audited financial statements included in the BT Filed SEC Documents, there has not been any adoption of, amendment of or agreement to amend in any material respect by BT or any of its subsidiaries any collective bargaining agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former director, officer or employee of BT or any subsidiary that, together with BT, would be considered a single employer under Section 414(b), (c) or (m) of the Code (collectively, the "BT Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any BT pension plans, or any change in the manner in which contributions to any BT pension plans are made or the basis on which such contributions are determined.

          (j) ERISA Compliance. (i) With respect to the BT Benefit Plans, no event has occurred and, to the knowledge of BT, there exists no condition or set of circumstances (excluding benefits paid in the ordinary course), in connection with which BT or any of its subsidiaries could be subject to any liability that individually or in the aggregate would have a material adverse effect on BT under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any other applicable law.

          (ii) Each BT Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any BT Benefit Plan that individually or in the aggregate would not have a material adverse effect on BT. BT, its subsidiaries and all the BT Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate would not have a material adverse effect on BT. Each BT Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any BT Benefit Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of BT, no fact or event has occurred since that date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such BT Benefit Plan or the exempt status of any such trust.

          (iii) Neither BT, any of its subsidiaries nor any entity required to be treated with BT as a single employer under Section 414 of the Code has incurred any liability under Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No BT Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. To the knowledge of BT, there are not any facts or circumstances that would materially change the funded status of any BT Benefit Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan. No BT Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

          (iv) Neither BT nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by BT or any of its subsidiaries and no collective bargaining agreement is being negotiated by BT or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against BT or any of its subsidiaries pending or, to the knowledge of BT, threatened which may interfere with the respective business activities of BT or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate would not have a material adverse effect on BT. As of the date of this Agreement, to the knowledge of BT, none of BT, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of BT or any of its subsidiaries, and there is no charge or complaint against BT or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

          (v) Except as set forth in the BT Employee Severance Benefit Plan, no employee of BT will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any BT Benefit Plan as a result of the transactions contemplated by this Agreement. The deduction of any amount payable pursuant to any BT Benefit Plan or employment contract in connection with the transactions contemplated by this Agreement will not be subject to disallowance under Section 280(G) of the Code.

          (k) Taxes. (i) Each of BT and its subsidiaries has filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on BT. BT and each of its subsidiaries has paid (or BT has paid on its behalf) all taxes (as defined in Section 3.01(k)(iv)) shown as due on such returns, and the most recent financial statements contained in the BT Filed SEC Documents reflect an adequate reserve for all taxes payable by BT and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

          (ii) No deficiencies for any taxes have been proposed, asserted or assessed against BT or any of its subsidiaries that are not adequately reserved for in the most recent financial statements contained in the BT Filed SEC Documents, except for deficiencies that individually or in the aggregate would not have a material adverse effect on BT. The Federal income tax returns of BT and each of its subsidiaries consolidated in such returns have been examined by and settled with the U.S. Internal Revenue Service for all fiscal years through January 31, 1993. The statute of limitations on assessment or collection of any Federal income taxes due from BT or any of its subsidiaries has expired for all fiscal years of BT or any of its subsidiaries through January 31, 1993.

          (iii) Neither BT nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (iv) As used in this Agreement, "taxes" shall include all (x) Federal, state, local or foreign income, property, sales, excise and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause
     (x) or (y).

          (l) Voting Requirements. The affirmative vote of the holders of a majority of the voting power of all outstanding shares of BT Common Stock, voting as a single class (with each share of BT Common Stock having one vote per share), at the BT Stockholders Meeting to adopt this Agreement (the "BT Stockholder Approval") is the only vote of the holders of any class or series of BT's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

          (m) State Takeover Statutes. The Board of Directors of BT has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or consummation of the Merger or the other transactions contemplated by this Agreement. To BT's knowledge, assuming the accuracy of Section 3.02(m), no other state takeover statute or similar statute or regulation is applicable to the Merger or the other transactions contemplated by this Agreement.

          (n) Accounting Matters. Neither BT nor, to BT's knowledge, any of its affiliates (as defined in Section 8.03) has taken or agreed to take any action that would prevent the business combination to be effected by the Merger to be accounted for as a pooling of interests.

          (o) Brokers. No broker, investment banker, financial advisor or other person, other than Merrill Lynch & Co. ("Merrill Lynch"), the fees and expenses of which will be paid by BT, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of BT. BT has furnished to CT true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

          (p) Opinion of Financial Advisor. BT has received the opinion of Merrill Lynch, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to holders of shares of BT Common Stock (other than CT and its affiliates), a signed copy of which opinion has been delivered to CT.

          (q) Ownership of CT Common Stock. Except for shares owned by BT Benefit Plans, as of the date hereof, neither BT nor, to its knowledge, any of its affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of CT.

          (r) Litigation. Except as disclosed in the BT Filed SEC Documents, there is no suit, claim, action, proceeding or investigation pending or threatened in writing against BT or any subsidiary of BT before any Governmental Entity which individually or in the aggregate would have a material adverse effect on BT. Except as disclosed in the BT Filed SEC Documents, neither BT nor any subsidiary of BT is subject to any outstanding order, writ, injunction or decree which individually or in the aggregate would have a material adverse effect on BT.

          (s) Environmental Matters. Except as disclosed in the BT Filed SEC Documents:

          (i) each of BT and its subsidiaries (A) is in compliance with all applicable Environmental Laws (as defined below), (B) holds all Environmental Permits (as defined below) required for the operation of the businesses of BT and its subsidiaries as currently conducted and
     (C) is in compliance with such Environmental Permits, except in each case as would not individually or in the aggregate have a material adverse effect on BT;

          (ii) neither BT nor any subsidiary of BT has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA (as defined below) or any similar state, local or foreign Environmental Law;

          (iii) neither BT nor any subsidiary of BT has entered into or agreed to any consent decree or order or is subject to any pending judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials (as defined below), and, to the best knowledge of BT, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto;

          (iv) to the best knowledge of BT, none of the real property owned, leased or operated by BT or any subsidiary of BT is listed or formally proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup; and

          (v) no Hazardous Material has been released by BT or, to BT's knowledge, by any other person at, or transported to or from, any real property currently or, to the best knowledge of BT, formerly owned or operated by BT or any subsidiary of BT, except as would not individually or in the aggregate have a material adverse effect on BT.

          For purposes of this Agreement:

          "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended as of the date hereof.

          "Environmental Laws" means any Federal, state, local or foreign statute, law, ordinance, regulation, rule or code, any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, decree or judgment, relating to pollution or protection of the environment or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of, or exposure to, Hazardous Materials, as in effect as of the date hereof.

          "Environmental Permits" means any permit, approval, identification number, license and other authorization required under applicable Environmental Law.

          "Hazardous Materials" means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

          (t) BT Rights Agreement. The BT Rights Agreement has been amended (the "BT Rights Plan Amendment") as set forth on Exhibit A hereto. The BT Rights Agreement may not be further amended by BT during the term of this Agreement without the prior consent of CT in its sole discretion.

          (u) Material Contracts. Except as disclosed in the BT Filed SEC Documents, as of the date hereof, there are no contracts or agreements that are of a nature required to be filed as an exhibit under the Exchange Act and the rules and regulations promulgated thereunder. Neither BT nor any of its subsidiaries is in violation of nor in default under (nor does there exist any condition which upon the giving of notice or the passage of time or both would cause such a violation of or default under) any such material lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding to which it is a party or by which it is bound. BT is not aware of any facts or conditions with respect to any material contracts or agreements that would reasonably be expected to make BT or its subsidiaries liable for any material penalties or liquidated damages pursuant to the terms of such material contracts or agreements.

          (v) Intellectual Property. BT and its subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade secrets, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs which are material to the conduct of the business of BT and its subsidiaries taken as a whole (including any registrations or applications for registration of any of the foregoing, collectively, the "BT Intellectual Property"). Consummation of the Merger will not give rise to any termination rights or material damages or other penalties with respect to any BT Intellectual Property. Neither BT nor any such subsidiary has received any notice of infringement of or conflict with, and, to BT's knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any BT Intellectual Property that individually or in the aggregate, in either such case, would have a material adverse effect on BT. To the knowledge of BT, no person is infringing the rights of BT or any subsidiary with respect to any BT Intellectual Property that individually or in the aggregate would have a material adverse effect on BT. Neither BT nor any subsidiary has licensed, or otherwise granted, to any third party any material rights in or to any BT Intellectual Property (other than pursuant to customer agreements).

          (w) Customers. To the knowledge of BT, there are no facts, circumstances or conditions which exist that would reasonably be expected to result in the loss of any significant customer (as defined below). Section 3.01(w) of the BT Disclosure Schedule sets forth a true and complete list as of the date hereof of all the significant customers who have been delivered equipment by BT and its subsidiaries but which equipment has not yet been installed and which will not be installed within 60 days after the date hereof. For purposes of this
     Section 3.01(w), "significant customer" means any customer that has entered into one or more contracts, agreements, arrangements or understandings with BT or its subsidiaries, the aggregate anticipated benefits of which to BT and its subsidiaries equals or exceeds $10 million.

          SECTION 3.02. Representations and Warranties of CT. Except as disclosed in the CT Filed SEC Documents (as defined in Section 3.02(g)), and except as set forth on the Disclosure Schedule delivered by CT to BT prior to the execution of this Agreement (the "CT Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, CT represents and warrants to BT as follows:

          (a) Organization, Standing and Corporate Power. Each of CT and its Significant Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its businesses as now being conducted. Each of CT and its Significant

     Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its businesses or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on CT. CT has made available to BT prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws as amended to the date hereof.

          (b) Subsidiaries. Exhibit 21 to CT's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "CT Form 10-K") includes all the subsidiaries of CT which as of the date of this Agreement are Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by CT, free and clear of all Liens and free of any other restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

          (c) Capital Structure. The authorized capital stock of CT consists of 100,000,000 shares of CT Common Stock and 2,500,000 shares of preferred stock, par value $.01 per share, of CT ("CT Preferred Stock"). At the close of business on August 14, 1997, (i) 25,162,907 shares of CT Common Stock were issued and outstanding, (ii) no shares of CT Common Stock were held by CT in its treasury, (iii) 4,018,880 shares of CT Common Stock were reserved for issuance pursuant to the CT 1984 Incentive Stock Option Plan, the CT 1987 Stock Option Plan, the CT 1994 Stock Option Plan, the CT 1995 Stock Option Plan and the CT 1996 Stock Option Plan (such plans, collectively, the "CT Stock Plans", true and correct copies of which have been provided to BT),
     (iv) 2,513,661 shares of CT Common Stock were reserved for issuance upon conversion of CT's outstanding 5-3/4% Convertible Subordinated Debentures Due 2006 (the "Convertible Debentures") and (v) no shares of CT Preferred Stock have been designated or issued. Section 3.02(c) of the CT Disclosure Schedule sets forth a complete and correct list, as of August 14, 1997, of (I) the number of shares of CT

     Common Stock subject to employee stock options or other rights to purchase or receive CT Common Stock granted under the CT Stock Plans (collectively, "CT Stock Options"), listing, for the 20 persons holding the largest number of CT Stock Options, the name of the recipient, the date of grant, the number of options granted, the applicable vesting periods and the exercise prices thereof and (II) the aggregate number of shares of CT Common Stock subject to outstanding CT Stock Options. All outstanding shares of capital stock of CT are, and all shares which may be issued (including shares to be issued pursuant to the Merger or the BT Stock Options following the Merger) will be, when issued on the terms and conditions specified in the instruments pursuant to which they are issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except (1) as set forth in this Section 3.02(c),
     (2) for changes since August 14, 1997, resulting from the issuance of shares of CT Common Stock pursuant to CT Stock Options or upon conversion of any of the Convertible Debentures or (3) for the issuance of CT capital stock in respect of any rights that may be granted to the extent CT adopts a shareholder rights agreement (any such agreement that may be adopted, the "CT Rights Agreement"), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of CT, (B) any securities of CT convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of CT, (C) any warrants, calls, options or other rights to acquire from CT, or any subsidiary of CT, and no obligation of CT or any subsidiary of CT, to issue, any capital stock, other voting securities or securities convertible into or exchangeable or exercisable for capital stock or other voting securities of CT and (y) there are not any outstanding obligations of CT or any subsidiary of CT to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. CT is not a party to any voting agreement with respect to the voting of any such securities. As of the close of business on August 14, 1997, there are no outstanding (A) securities of CT or any subsidiary of CT convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any subsidiary of CT, (B) warrants, calls, options or other rights to acquire from CT or any subsidiary of CT, and no obligation of

     CT or any subsidiary of CT to issue, any capital stock, other voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, other voting securities or ownership interests in, any subsidiary of CT or (C) obligations of CT or any subsidiary of CT to repurchase, redeem or otherwise acquire any such outstanding securities of subsidiaries of CT or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Other than the subsidiaries of CT listed in Exhibit 21 to the CT Form 10-K or in
     Section 3.02(c) of the CT Disclosure Schedule, CT does not own, directly or indirectly, any securities or other beneficial ownership interests in any entity. There are no material outstanding contractual obligations of CT or any subsidiary of CT to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any subsidiary of CT or any other person, other than guarantees by CT of any indebtedness of any subsidiary of CT.

          (d) Authority; Noncontravention. CT has all requisite corporate power and authority to enter into this Agreement and, subject to the CT Shareholder Approval (as defined in Section 3.02(l)), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by CT and the consummation by CT of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of CT subject, in the case of this Agreement, to the CT Shareholder Approval. This Agreement has been duly executed and delivered by CT and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitutes the legal, valid and binding obligation of CT, enforceable against CT in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of CT or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of CT or the comparable organizational documents of any of its subsidiaries,

     (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to CT or any of its subsidiaries or any of their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CT or any of its subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on CT or
     (y) reasonably be expected to materially impair the ability of CT to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to CT or any of its subsidiaries in connection with the execution and delivery of this Agreement by CT or the consummation by CT of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by CT under the HSR Act and the Foreign Filings; (2) the filing with the SEC of (A) the Joint Proxy Statement relating to the CT Shareholders Meeting, (B) the Form S-4 and (C) such reports under
     Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the filing of the Certificate of Merger with the Secretary of State of the State of New York and the State of Delaware and appropriate documents with the relevant authorities of other states in which CT is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) such filings with and approvals of Nasdaq to permit the shares of CT Common Stock that are to be issued in the Merger to be approved for trading on Nasdaq; and (5) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not have a material adverse effect on CT.

          (e) SEC Documents; Undisclosed Liabilities. CT has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the

     SEC since January 1, 1996 (the "CT SEC Documents"). As of their respective dates, the CT SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such CT SEC Documents, and none of the CT SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any CT SEC Document has been revised or superseded by a later filed CT SEC Document, none of the CT SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of CT included in the CT SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of CT and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither CT nor any of its subsidiaries has any liabilities or obligations of any nature which individually or in the aggregate would have a material adverse effect on CT.

          (f) Information Supplied. None of the information supplied or to be supplied by CT specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to CT's shareholders or at the time of the CT Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, respectively, and the rules and regulations thereunder, except that no representation or warranty is made by CT with respect to statements made or incorporated by reference therein based on information supplied by BT specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

          (g) Absence of Certain Changes or Events. Except (1) as disclosed in the CT SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "CT Filed SEC Documents") or (2) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since December 31, 1996, CT and its subsidiaries have conducted their businesses only in the ordinary course, and there has not been (i) any material adverse change in CT, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of CT's capital stock, (iii) any split, combination or reclassification of any of CT's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of CT's capital stock, (iv) (A) any granting by CT or any of its subsidiaries to any current or former director, executive officer or other key employee of CT or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in the ordinary course of business consistent with past practice or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the CT Filed SEC Documents, (B) any granting by CT or any of its subsidiaries to any such current or former director, executive officer or other key employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the CT Filed SEC Documents, or (C) any entry by CT or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or other key employee,
     (v) except insofar as may have been required by a change in United States generally accepted accounting principles, any change in accounting methods, principles or practices by CT materially affecting its assets, liabilities or businesses, (vi) any tax election that individually or in the aggregate would have a material adverse effect on CT or any of its tax attributes or any settlement or compromise of any material income tax liability, (vii) any waiver, settlement, assignment, release or compromise of any material claims or litigation or (viii) any revaluation in any material respect of any of CT's or its subsidiaries' assets, including writing down of inventory or writing-off of notes or accounts receivable other than in the ordinary course of business.

          (h) Compliance with Applicable Laws. CT and its subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of CT and its subsidiaries (the "CT Permits"), except where the failure to have any such CT Permits individually or in the aggregate would not have a material adverse effect on CT. CT and its subsidiaries are in compliance with the terms of the CT Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate would not have a material adverse effect on CT. As of the date of this Agreement, except as disclosed in the CT Filed SEC Documents, no action, demand, requirement or investigation by any Governmental Entity with respect to CT or any of its subsidiaries or any of their respective properties is pending or, to the knowledge of CT, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not (i) have a material adverse effect on CT or (ii) reasonably be expected to impair the ability of CT to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. This paragraph does not relate to environmental matters which are exclusively the subject of Section 3.02(s).

          (i) Absence of Changes in Benefit Plans. Since the date of the most recent audited financial statements included in the CT Filed SEC Documents, there has not been any adoption of, amendment of or agreement to amend in any material respect by CT or any of its subsidiaries any collective bargaining agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former director, officer or employee of CT or any subsidiary that, together with CT, would be considered a single employer under Section 414(b), (c) or (m) of the Code (collectively, the "CT Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any CT pension plans, or any change in the manner in which contributions to any CT pension plans are made or the basis on which such contributions are determined.

          (j) ERISA Compliance. (i) With respect to the CT Benefit Plans, no event has occurred and, to the knowledge of CT, there exists no condition or set of circumstances (excluding benefits paid in the ordinary course), in connection with which CT or any of its subsidiaries could be subject to any liability that individually or in the aggregate would have a material adverse effect on CT under ERISA, the Code or any other applicable law.

          (ii) Each CT Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any CT Benefit Plan that individually or in the aggregate would not have a material adverse effect on CT. CT, its subsidiaries and all the CT Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate would not have a material adverse effect on CT. Each CT Benefit Plan that is intended to be qualified under

     Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any CT Benefit Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of CT, no fact or event has occurred since that date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such CT Benefit Plan or the exempt status of any such trust.

          (iii) Neither CT, any of its subsidiaries nor any entity required to be treated with CT as a single employer under Section 414 of the Code has incurred any liability under Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No CT Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. To the knowledge of CT, there are not any facts or circumstances that would materially change the funded status of any CT Benefit Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan. No CT Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

          (iv) Neither CT nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by CT or any of its subsidiaries and no collective bargaining agreement is being negotiated by CT or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against CT or any of its subsidiaries pending or, to the knowledge of CT, threatened which may interfere with the respective business activities of CT or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate would not have a material adverse effect on CT. As of the date of this Agreement, to the knowledge of CT, none of CT, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of CT or any of its subsidiaries, and there is no charge or complaint against CT or any of its subsidiaries by the National Labor Relations

     Board or any comparable governmental agency pending or threatened in writing.

          (v) No employee of CT will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any CT Benefit Plan as a result of the transactions contemplated by this Agreement. The deduction of any amount payable pursuant to any CT Benefit Plan will not be subject to disallowance under Section 280(G) of the Code.

          (k) Taxes. (i) Each of CT and its subsidiaries has filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on CT. CT and each of its subsidiaries has paid (or CT has paid on its behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the CT Filed SEC Documents reflect an adequate reserve for all taxes payable by CT and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

          (ii) No deficiencies for any taxes have been proposed, asserted or assessed against CT or any of its subsidiaries that are not adequately reserved for in the most recent financial statements contained in the CT Filed SEC Documents, except for deficiencies that individually or in the aggregate would not have a material adverse effect on CT.

          (iii) Neither CT nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (l) Voting Requirements. The affirmative vote of the holders of two-thirds of the voting power of all outstanding shares of CT Common Stock, voting as a single class (with each share of CT Common Stock having one vote per share), at the CT Shareholders Meeting to adopt this Agreement (the "CT Shareholder Approval") is the only vote of the holders of any class or series of

     CT's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

          (m) State Takeover Statutes. The Board of Directors of CT has taken all actions so that the restrictions contained in Section 912 of the NYBCL applicable to a "business combination" (as defined in such Section 912) will not apply to the execution, delivery or performance of this Agreement or consummation of the Merger or the other transactions contemplated by this Agreement. To CT's knowledge, assuming the accuracy of Section 3.01(m), no other state takeover statute or similar statute or regulation is applicable to the Merger or the other transactions contemplated by this Agreement.

          (n) Accounting Matters. Neither CT nor, to CT's knowledge, any of its affiliates has taken or agreed to take any action that would prevent the business combination to be effected by the Merger to be accounted for as a pooling of interests.

          (o) Brokers. No broker, investment banker, financial advisor or other person, other than Salomon Brothers Inc ("Salomon Brothers"), the fees and expenses of which will be paid by CT, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CT. CT has furnished to BT true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

          (p) Opinion of Financial Advisor. CT has received the opinion of Salomon Brothers, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to CT, a signed copy of which opinion has been delivered to BT.

          (q) Ownership of BT Common Stock. Except for shares owned by CT Benefit Plans, as of the date hereof, neither CT nor, to its knowledge, any of its affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of BT.

          (r) Litigation. Except as disclosed in the CT Filed SEC Documents, there is no suit, claim, action, proceeding or investigation pending or threatened in writing against CT or any subsidiary of CT before any Governmental Entity which individually or in the aggregate would have a material adverse effect on CT. Except as disclosed in the CT Filed SEC Documents, neither CT nor any subsidiary of CT is subject to any outstanding order, writ, injunction or decree which individually or in the aggregate would have a material adverse effect on CT.

          (s) Environmental Matters. Except as disclosed in the CT Filed SEC Documents:

          (i) each of CT and its subsidiaries (A) is in compliance with all applicable Environmental Laws, (B) holds all Environmental Permits required for the operation of the businesses of CT and its subsidiaries as currently conducted and (C) is in compliance with such Environmental Permits, except in each case as would not individually or in the aggregate have a material adverse effect on CT;

          (ii) neither CT nor any subsidiary of CT has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA or any similar state, local or foreign Environmental Law;

          (iii) neither CT nor any subsidiary of CT has entered into or agreed to any consent decree or order or is subject to any pending judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, and, to the best knowledge of CT, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto;

          (iv) to the best knowledge of CT, none of the real property owned, leased or operated by CT or any subsidiary of CT is listed or formally proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup; and

          (v) no Hazardous Material has been released by CT or, to CT's knowledge, by any other person at, or transported to or from, any real property currently or, to the best knowledge of CT, formerly owned or operated by CT or any subsidiary of CT, except as would not individually or in the aggregate have a material adverse effect on CT.

          (t) Material Contracts. Except as disclosed in the CT Filed SEC Documents, as of the date hereof, there are no contracts or agreements that are of a nature required to be filed as an exhibit under the Exchange Act and the rules and regulations promulgated thereunder. Neither CT nor any of its subsidiaries is in violation of nor in default under (nor does there exist any condition which upon the giving of notice or the passage of time or both would cause such a violation of or default under) any such material lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding to which it is a party or by which it is bound. CT is not aware of any facts or conditions with respect to any material contracts or agreements that would reasonably be expected to make CT or its subsidiaries liable for any material penalties or liquidated damages pursuant to the terms of such material contracts or agreements.

          (u) Intellectual Property. CT and its subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade secrets, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs which are material to the conduct of the business of CT and its subsidiaries taken as a whole (including any registrations or applications for registration of any of the foregoing, collectively, the "CT Intellectual Property"). Consummation of the Merger will not give rise to any termination rights or material damages or other penalties with respect to any CT Intellectual Property. Neither CT nor any such subsidiary has received any notice of infringement of or conflict with, and, to CT's knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any CT Intellectual

     Property that individually or in the aggregate, in either such case, would have a material adverse effect on CT. To the knowledge of CT, no person is infringing the rights of CT or any subsidiary with respect to any CT Intellectual Property that individually or in the aggregate would have a material adverse effect on CT. Neither CT nor any subsidiary has licensed, or otherwise granted, to any third party any material rights in or to any CT Intellectual Property (other than pursuant to customer agreements).

          (v) Customers. To the knowledge of CT, there are no facts, circumstances or conditions which exist that would reasonably be expected to result in the loss of any significant customer (as defined below). Section 3.02(v) of the CT Disclosure Schedule sets forth a true and complete list as of the date hereof of all the significant customers who have been delivered equipment by CT and its subsidiaries but which equipment has not yet been installed and which will not be installed within 60 days after the date hereof. For purposes of this
     Section 3.02(v), "significant customer" means any customer that has entered into one or more contracts, agreements, arrangements or understandings with CT or its subsidiaries, the aggregate anticipated benefits of which to CT and its subsidiaries equals or exceeds $10 million.


                                 ARTICLE IV

                 Covenants Relating to Conduct of Business

          SECTION 4.01. Conduct of Business. (a) Conduct of Business by BT. Except as set forth in Section 4.01(a) of the BT Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to by CT, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, BT shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable material laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and use reasonable efforts to preserve their relationships with those persons having business dealings and their goodwill and ongoing businesses. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, BT shall not, and shall not permit any of its subsidiaries to:

          (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned subsidiary of BT to its parent, or by a subsidiary that is partially owned by BT or any of its subsidiaries, provided that BT or any such subsidiary receives or is to receive its proportionate share thereof, (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of BT or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, other voting securities or convertible securities (other than the issuance of BT Common Stock (x) upon the exercise of BT Stock Options outstanding as of the date hereof in accordance with their present terms, (y) upon the exercise of the Warrants in accordance with their present terms or (z) in accordance with the BT Rights Agreement);

          (iii) except as contemplated hereby, amend its certificate of incorporation, by-laws or other comparable organizational documents;

          (iv) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitization), other than in the ordinary course of business consistent with past practice;

          (v) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof, except for purchases of inventory, supplies and other similar items in the ordinary course of business consistent with past practice;

          (vi) (y) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of BT or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business consistent with past practice and not in excess of $25 million at any one time outstanding, or (z) make any loans, advances or capital contributions to, or investments in, any other person, other than to BT or any direct or indirect subsidiary of BT or to officers and employees of BT or any of its subsidiaries for travel, business or relocation expenses in the ordinary course of business;

          (vii) make or agree to make any capital expenditure or capital expenditures in excess of $7 million in the aggregate in any 90-day period after the date hereof;

          (viii) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of BT included in the BT Filed SEC Documents, incurred since the date of such financial statements in the ordinary course of business consistent with past practice or which do not individually or in the aggregate have a material adverse effect on BT;

          (ix) except in the ordinary course of business or except as would not individually or in the aggregate have a material adverse effect on BT, modify, amend or terminate any material contract or agreement to which

     BT or any subsidiary of BT is a party or waive, release or assign any material rights or claims thereunder; or

          (x) authorize, or commit or agree to take, any of the foregoing actions (except for the execution of indemnification agreements contemplated by Section 5.07(2)).

          (b) Conduct of Business by CT. Except as set forth in Section 4.01(b) of the CT Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to by BT, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, CT shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable material laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and use reasonable efforts to preserve their relationships with those persons having business dealings and their goodwill and ongoing businesses. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, CT shall not, and shall not permit any of its subsidiaries to:

          (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned subsidiary of CT to its parent, or by a subsidiary that is partially owned by CT or any of its subsidiaries, provided that CT or any such subsidiary receives or is to receive its proportionate share thereof, (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of CT or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, other voting securities or convertible securities (other than the issuance of CT Common Stock (x) upon the exercise of CT Stock Options outstanding as of the date hereof in accordance with their present terms, (y) upon the conversion of the Convertible Debentures in accordance with their present terms or (z) in accordance with the CT Rights Agreement, if any);

          (iii) except as contemplated hereby, amend its certificate of incorporation, by-laws or other comparable organizational documents;

          (iv) (A) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitization), other than in the ordinary course of business consistent with past practice, or (B) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof, except for purchases of inventory, supplies and other similar items in the ordinary course of business consistent with past practice, in either case only to the extent such transaction referred to in clause (A) or (B) above would (x) be within the business operations of the CT Network Systems Division or (y) (1) be in excess of $70 million per transaction (or series of related transactions) or $100 million in the aggregate or (2) materially delay the consummation of the Merger;

          (v) (y) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of CT or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice and not in excess of $25 million at any one time outstanding, or (z) make any loans, advances or capital contributions to, or investments in, any other person, other than to CT or any direct or indirect subsidiary of CT or to officers and employees of CT or any of its subsidiaries for travel, business or relocation expenses in the ordinary course of business;

          (vi) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of CT included in the CT Filed SEC Documents, incurred since the date of such financial statements in the ordinary course of business consistent with past practice or which do not individually or in the aggregate have a material adverse effect on CT;

          (vii) except in the ordinary course of business or except as would not individually or in the aggregate have a material adverse effect on CT, modify, amend or terminate any material contract or agreement to which CT or any subsidiary of CT is a party or waive, release or assign any material rights or claims thereunder; or

          (viii) authorize, or commit or agree to take, any of the foregoing actions.

          (c) Other Actions. Except as required by law, BT and CT shall not, and shall not permit any of their respective subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue at the Effective Time, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect at the Effective Time or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied.

          (d) Advice of Changes. BT and CT shall promptly advise the other orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which, insofar as can reasonably be foreseen, would have, individually or in the aggregate a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

          SECTION 4.02. No Solicitation by BT. (a) BT shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any BT Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any BT Takeover Proposal; provided, however, that if, at any time prior to -------- ------- the date of the BT Stockholders Meeting (the "BT Applicable Period"), the Board of Directors of BT determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to BT's stockholders under applicable law, BT may, in response to a BT Superior Proposal (as defined in Section 4.02(b)) which was not solicited by it or which did not otherwise result from a breach of this Section 4.02(a), and subject to providing prior written notice of its decision to take such action to CT (the "BT Notice") and compliance with Section 4.02(c), (x) furnish information with respect to BT and its subsidiaries to any person making a BT Superior Proposal pursuant to a customary confidentiality agreement (as determined by BT after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such BT Superior Proposal. For purposes of this Agreement, "BT Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of BT and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of BT or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of BT or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving BT or any of its subsidiaries, other than the transactions contemplated by this Agreement.

          (b) Except as expressly permitted by this Section 4.02, neither the Board of Directors of BT nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to CT, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any BT Takeover Proposal, or
(iii) cause BT to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "BT Acquisition Agreement") related to any BT Takeover Proposal. Notwithstanding the foregoing, in the event that during the BT Applicable Period the Board of Directors of BT determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to BT's stockholders under applicable law, the Board of Directors of BT may (subject to this and the following sentences) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause BT to enter into any BT Acquisition Agreement with respect to any BT Superior Proposal), but only at a time that is during the BT Applicable Period and is after the later of (x) the third business day following CT's receipt of written notice advising CT that the Board of Directors of BT is prepared to accept a BT Superior Proposal, specifying the material terms and conditions of such BT Superior Proposal and identifying the person making such BT Superior Proposal and (y) in the event of any amendment to the price or any material term of a BT Superior Proposal, one business day following CT's receipt of written notice containing the material terms of such amendment, including any change in price (it being understood that each further amendment to the price or any material terms of the BT Superior Proposal shall require an additional one business day period prior to which BT can take such action). For purposes of this Agreement, a "BT Superior Proposal" means any proposal made by a third party (i) to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of BT Common Stock then outstanding or all or substantially all the assets of BT, (ii) that is otherwise on terms which the Board of Directors of BT determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to BT's stockholders than the Merger,
(iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of BT, is reasonably capable of being obtained by such third party and (iv) for which, in the good faith judgment of the Board of Directors of BT, no regulatory approvals are required, including antitrust approvals, that could not reasonably be expected to be obtained.

          (c) In addition to the obligations of BT set forth in paragraphs
(a) and (b) of this Section 4.02, BT shall immediately advise CT orally and in writing of any request for information or of any BT Takeover Proposal, the material terms and conditions of such request or BT Takeover Proposal and the identity of the person making such request or BT Takeover Proposal. BT will keep CT reasonably informed of the status and details (including amendments or proposed amendments) of any such request or BT Takeover Proposal.

          (d) Nothing contained in this Section 4.02 shall prohibit BT from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to BT's stockholders if, in the good faith judgment of the Board of Directors of BT, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that neither BT nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a BT Takeover Proposal.

          SECTION 4.03. No Solicitation by CT. (a) CT shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any CT Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any CT Takeover

Proposal; provided, however, that if, at any time prior to the date of the CT Shareholders Meeting (the "CT Applicable Period"), the Board of Directors of CT determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to CT's shareholders under applicable law, CT may, in response to a CT Superior Proposal (as defined in Section 4.03(b)) which was not solicited by it or which did not otherwise result from a breach of this Section 4.03(a), and subject to providing prior written notice of its decision to take such action to BT (the "CT Notice") and compliance with
Section 4.03(c), (x) furnish information with respect to CT and its subsidiaries to any person making a CT Superior Proposal pursuant to a customary confidentiality agreement (as determined by CT after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such CT Superior Proposal. For purposes of this Agreement, "CT Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of CT and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of CT or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of CT or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving CT or any of its subsidiaries, other than the transactions contemplated by this Agreement.

          (b) Except as expressly permitted by this Section 4.03, neither the Board of Directors of CT nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to BT, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any CT Takeover Proposal, or
(iii) cause CT to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "CT Acquisition Agreement") related to any CT Takeover Proposal. Notwithstanding the foregoing, in the event that during the CT Applicable Period the Board of Directors of CT determines in good faith , after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to CT's shareholders under applicable law, the Board of Directors of CT may (subject to this and the following sentences) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause CT to enter into any CT Acquisition Agreement with respect to any CT Superior Proposal), but only at a time that is during the CT Applicable Period and is after the later of (x) the third business day following BT's receipt of written notice advising BT that the Board of Directors of CT is prepared to accept a CT Superior Proposal, specifying the material terms and conditions of such CT Superior Proposal and identifying the person making such CT Superior Proposal and (y) in the event of any amendment to the price or any material term of a CT Superior Proposal, one business day following CT's receipt of written notice containing the material terms of such amendment, including any change in price (it being understood that each further amendment to the price or any material terms of the CT Superior Proposal shall require an additional one business day period prior to which CT can take such action). For purposes of this Agreement, a "CT Superior Proposal" means any proposal made by a third party (i) to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of CT Common Stock then outstanding or all or substantially all the assets of CT, (ii) that is otherwise on terms which the Board of Directors of CT determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to CT's shareholders than the Merger, (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of CT, is reasonably capable of being obtained by such third party and (iv) for which, in the good faith judgment of the Board of Directors of CT, no regulatory approvals are required, including antitrust approvals, that could not reasonably be expected to be obtained.

          (c) In addition to the obligations of CT set forth in paragraphs
(a) and (b) of this Section 4.03, CT shall immediately advise BT orally and in writing of any request for information or of any CT Takeover Proposal, the material terms and conditions of such request or CT Takeover Proposal and the identity of the person making such request or CT Takeover Proposal. CT will keep BT reasonably informed of the status and details (including amendments or proposed amendments) of any such request or CT Takeover Proposal.

          (d) Nothing contained in this Section 4.03 shall prohibit CT from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to CT's shareholders if, in the good faith judgment of the Board of Directors of CT, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that neither CT nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a CT Takeover Proposal.


                                 ARTICLE V

                           Additional Agreements

          SECTION 5.01. Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings. (a) As soon as practicable following the date of this Agreement, BT and CT shall prepare and file with the SEC the Joint Proxy Statement and CT shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of BT and CT shall use best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. BT will use all best efforts to cause the Joint Proxy Statement to be mailed to BT's stockholders, and CT will use all best efforts to cause the Joint Proxy Statement to be mailed to CT's shareholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. CT shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of CT Common Stock in the Merger and BT shall furnish all information concerning BT and the holders of BT Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by CT without providing BT the opportunity to review and comment thereon. CT will advise BT, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the CT Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to BT or CT, or any of their respective affiliates, officers or directors, should be discovered by BT or CT which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of BT and CT.

          (b) BT shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "BT Stockholders Meeting") for the purpose of obtaining the BT Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing but subject to its rights to terminate this Agreement pursuant to Section 4.02(b), BT agrees that its obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to BT of any BT Takeover Proposal.

          (c) CT shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "CT Shareholders Meeting") for the purpose of obtaining the CT Shareholder Approval and shall, through its Board of Directors, recommend to its shareholders the approval of the issuance of CT Common Stock pursuant to the Merger. Without limiting the generality of the foregoing but subject to its rights to terminate this Agreement pursuant to
Section 4.03(b), CT agrees that its obligations pursuant to the first sentence of this Section 5.01(c) shall not be affected by the commencement, public proposal, public disclosure or commencement to CT of any CT Takeover Proposal.

          (d) CT and BT will use best efforts to hold the BT Stockholders Meeting and the CT Shareholders Meeting on the same date and as soon as practicable after the date hereof. Each of BT and CT has hired or will hire a proxy solicitation firm to assist it in obtaining the BT Stockholder Approval and the CT Shareholder Approval, respectively.

          SECTION 5.02. Letters of BT's Accountants. (a) BT shall use best efforts to cause to be delivered to CT two letters from Coopers & Lybrand L.L.P., BT's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to CT, in form and substance reasonably satisfactory to CT and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

          (b) BT shall use best efforts to cause to be delivered to CT a letter from Coopers & Lybrand L.L.P., BT's independent accountants, addressed to CT and BT, dated as of the Closing Date, stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

          SECTION 5.03. Letters of CT's Accountants. (a) CT shall use best efforts to cause to be delivered to BT two letters from Deloitte & Touche LLP, CT's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to BT, in form and substance reasonably satisfactory to BT and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

          (b) CT shall use best efforts to cause to be delivered to BT a letter from Deloitte & Touche LLP, CT's independent accountants, addressed to BT and CT, dated as of the Closing Date, stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

          SECTION 5.04. Access to Information; Confidentiality. Subject to the Confidentiality Agreement dated June 3, 1997, between CT and BT (the "Confidentiality Agreement"), each of BT and CT shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of BT and CT shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its businesses, properties and personnel as such other party may reasonably request. No review pursuant to this Section 5.04 shall have an effect for the purpose of determining the accuracy of any representation or warranty given by either party hereto to the other party hereto. Each of BT and CT will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

          SECTION 5.05. Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and

(v) the responding to any request for additional information or documentation under 12 C.F.R. ss.803.20. Nothing set forth in this Section 5.05(a) shall require BT or CT to agree to anything prohibiting or limiting the ownership or operation by BT or CT and their respective subsidiaries of any material portion of the businesses or assets of BT and CT and their respective subsidiaries taken as a whole, or compelling BT or CT and their respective subsidiaries to dispose of or hold separate any material portion of the businesses or assets of BT or CT taken as a whole.

          (b) In connection with and without limiting the foregoing, BT and CT shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

          SECTION 5.06. Stock Options, etc. (a) As soon as practicable following the date of this Agreement, the Board of Directors of BT (or, if appropriate, any committee administering the BT Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

          (i) adjust the terms of all outstanding BT Stock Options granted under BT Stock Plans and the Warrants, in each case whether vested or unvested, as necessary to provide that, at the Effective Time, each BT Stock Option and each Warrant outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under such BT Stock Option or such Warrant the same number of shares of CT Common Stock as the holder of such BT Stock Option or such Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such BT Stock Option or such Warrant in full immediately prior to the Effective Time (rounding down to the nearest whole share), at a price per share of CT Common Stock equal to (A) the aggregate exercise price for the shares of BT Common Stock otherwise purchasable pursuant to such BT Stock Option or such Warrant divided by (B) the aggregate number of shares of CT Common Stock deemed purchasable pursuant to such BT Stock Option (each, as so adjusted, an "Adjusted Option") or such Warrant; provided that such exercise price shall be rounded up to the nearest whole cent; and

          (ii) make such other changes to the BT Stock Plans as BT and CT may agree are appropriate to give effect to the Merger.

          (b) The adjustments provided herein with respect to any BT Stock Options which are "incentive stock options" as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

          (c) At the Effective Time, by virtue of the Merger and without the need of any further corporate action, CT shall assume the BT Stock Plans and the Warrants, with the result that all obligations of BT under the BT Stock Plans and the Warrants, including with respect to BT Stock Options outstanding at the Effective Time under each BT Stock Plan, shall be obligations of CT following the Effective Time. CT shall take all corporate action necessary to reserve for issuance a sufficient number of shares of CT Common Stock for delivery under the Adjusted Options and the Warrants.

          (d) No later than the Effective Time, CT shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of CT Common Stock equal to the number of shares subject to the Adjusted Options. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any Adjusted Options may remain outstanding.

          (e) As soon as practicable after the Effective Time, CT shall deliver to the holders of BT Stock Options and Warrants and to participants in the BT Stock Purchase Plan appropriate notices setting forth such holders' rights pursuant to the respective BT Stock Plans, the Warrants and the BT Stock Purchase Plan and the agreements, if any, evidencing the grants of such BT Stock Options or Warrants, and that, in the case of such BT Stock Options and Warrants, that such BT Stock Options and Warrants and agreements shall be assumed by CT and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.06 after giving effect to the Merger).

          (f) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to CT, together with the consideration therefor and the Federal withholding tax information, if any, required in accordance with the related BT Stock Plan.

          (g) At the Effective Time, by virtue of the Merger and without the need of any further corporate action, the Surviving Corporation shall assume the BT Severance Plan in accordance with Section 6 thereof, with the result that all obligations of BT under the BT Severance Plan shall be obligations of the Surviving Corporation following the Effective Time.

          (h) The Board of Directors of BT (or, if appropriate, any committee administering the BT Stock Purchase Plan) shall adopt such resolutions or take such other actions as may be required to, following the expiration of the current offering under the BT Stock Purchase Plan, cause no further offerings to be made thereunder and no further payroll deductions to be accepted thereunder. At the Effective Time, by virtue of the Merger and without the need of any further corporate action but subject to Section 2.02(j), the BT Stock Purchase Plan will be terminated. All employees of BT shall be eligible to participate in any broad-based employee stock purchase plan of CT in effect at any time within three years following the Merger, on the same terms as employees of CT.

          (i) CT shall administer each Adjusted Option and each BT Stock Plan in a manner that (i) complies with Rule 16b-3 under the Exchange Act, with respect to Adjusted Options held by any person who will be subject to the reporting requirements under Section 16(a) of the Exchange Act with respect to the Surviving Corporation after the Merger and (ii) ensures that Adjusted Options that are intended to qualify as "incentive stock options" as defined in Section 422 of the Code will continue to qualify as such following the Merger.

          (j) After the Effective Time, former executive officers of BT who become officers or employees of the Surviving Corporation shall be treated as senior managerial personnel of CT in determining their eligibility to receive CT Stock Options under the CT Stock Plans.

          (k) After the Effective Time, former employees of BT and its subsidiaries shall receive credit (solely for eligibility, vesting and similar purposes) under all current and future CT Benefit Plans for all service with BT and its subsidiaries prior to the Effective Time.

          SECTION 5.07. Indemnification, Exculpation and Insurance. (a) CT agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of BT and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) shall survive the Merger and shall continue in full force and effect in accordance with their terms. As soon as practicable following the date hereof, BT shall enter into indemnification agreements substantially in the form of Exhibit B hereto with each officer and director of BT, and as of the Effective Time, CT shall assume the obligations under each such indemnification agreement. In addition, from and after the Effective Time, directors and officers of BT who become directors or officers of CT will be entitled to the same indemnity and exculpation rights and protections, and directors and officers liability insurance, as are afforded to other directors and officers of CT.

          (b) In the event that CT or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of CT assume the obligations set forth in this Section 5.07.

          (c) For five years after the Effective Time, CT shall maintain in effect BT's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by BT's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, that in satisfying its obligation under this Section 5.07(c) CT shall not be obligated to pay premiums in excess of 150% of the amount per annum BT paid in its last full fiscal year (which 150% premium BT represents to be $617,500), but shall in such case be obligated to provide such coverage as may be obtained for such 150% premium.

          (d) The provisions of this Section 5.07 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives, (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise and
(iii) may not be amended or repealed without the written consent of any affected indemnified party.

          SECTION 5.08. Fees and Expenses. (a) Except as provided in this
Section 5.08, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of CT and BT shall bear and pay one-half of the costs and expenses (other than attorney's fees) incurred in connection with (i) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and (ii) the filings of the premerger notification and report forms under the HSR Act (including filing fees). CT shall file any return with respect to, and shall pay, any state or local taxes (including any penalties or interest with respect thereto), if any, which are attributable to the transfer of the beneficial ownership of BT's real property (collectively, the "Real Estate Transfer Taxes") as a result of the Merger. Upon the reasonable request of CT, BT shall cooperate with CT in the filing of such returns including, in the case of BT, supplying in a timely manner a complete list of all real property interests held by BT and any information with respect to such property that is reasonably necessary to complete such returns. The fair market value of any real property of BT subject to the Real Estate Transfer Taxes shall be as agreed to between CT and BT.

          (b) In the event that (i) a BT Takeover Proposal has been made directly to the stockholders of BT generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a BT Takeover Proposal and thereafter this Agreement is terminated by either CT or BT pursuant to Section 7.01(b)(i) or Section 7.01(b)(ii) or (ii) this Agreement is terminated by BT pursuant to Section 7.01(f), then BT shall promptly, but in no event later than two days after the date of such termination, pay CT a fee equal to the sum of $50 million (the "Termination Fee") and the CT Out of Pocket Expenses, payable by wire transfer of same day funds; provided, however, that no Termination Fee or CT Out of Pocket Expenses shall be payable to CT pursuant to clause (i) of this paragraph (b) unless and until within 12 months of such termination BT or any of its subsidiaries enters into any BT Acquisition Agreement or consummates any BT Takeover Proposal (for the purposes of the foregoing proviso the terms "BT Acquisition Agreement" and "BT Takeover Proposal" shall have the meanings assigned to such terms in
Section 4.02 except that the references to 15% in the definition of "BT Takeover Proposal" in Section 4.02(a) shall be deemed to be references to 35% and "BT Takeover Proposal" shall only be deemed to refer to a transaction involving BT, or with respect to assets (including the shares of any subsidiary), BT and its subsidiaries, taken as a whole, and not any of its subsidiaries alone), in which event the Termination Fee and CT Out of Pocket Expenses shall be payable upon the first to occur of such events. "CT Out of Pocket Expenses" means the lesser of (A) all documented out of pocket expenses and fees incurred by CT (including fees and expenses payable to all legal, accounting, financial, public relations and other professional advisers) arising out of, in connection with or related to this Agreement and the transactions contemplated hereby and (B) $5 million. BT acknowledges that the agreements contained in this Section 5.08(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, CT would not enter into this Agreement; accordingly, if BT fails promptly to pay the amount due pursuant to this
Section 5.08(b), and, in order to obtain such payment, CT commences a suit which results in a judgment against BT for the fee set forth in this
Section 5.08(b), BT shall pay to CT its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

          (c) In the event that (i) a CT Takeover Proposal has been made directly to the shareholders of CT generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a CT Takeover Proposal and thereafter this Agreement is terminated by either CT or BT pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) or (ii) this Agreement is terminated by CT pursuant to Section 7.01(d), then CT shall promptly, but in no event later than two days after the date of such termination, pay BT a fee equal to the sum of the Termination Fee and the BT Out of Pocket Expenses, payable by wire transfer of same day funds; provided, however, that no Termination Fee or BT Out-of- Pocket Expenses shall be payable to BT pursuant to clause (i) of this paragraph (c) unless and until within 12 months of such termination CT or any of its subsidiaries enters into any CT Acquisition Agreement or consummates any CT Takeover Proposal (for the purposes of the foregoing proviso the terms "CT Acquisition Agreement" and "CT Takeover Proposal" shall have the meanings assigned to such terms in Section 4.03 except that the references to 15% in the definition of "CT Takeover Proposal" in Section 4.03(a) shall be deemed to be references to 35% and "CT Takeover Proposal" shall only be deemed to refer to a transaction involving CT, or with respect to assets (including the shares of any subsidiary), CT and its subsidiaries, taken as a whole, and not any of its subsidiaries alone), in which event the Termination Fee and BT out of pocket Expenses shall be payable upon the first to occur of such events. "BT out of pocket Expenses" means the lesser of (A) all documented out of pocket expenses and fees incurred by BT (including fees and expenses payable to all legal, accounting, financial, public relations and other professional advisers) arising out of, in connection with or related to this Agreement and the transactions contemplated hereby and (B) $5 million. CT acknowledges that the agreements contained in this Section 5.08(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, BT would not enter into this Agreement; accordingly, if CT fails promptly to pay the amount due pursuant to this Section 5.08(c), and, in order to obtain such payment, BT commences a suit which results in a judgment against CT for the fee set forth in this
Section 5.08(c), CT shall pay to BT its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

          SECTION 5.09. Public Announcements. CT, on the one hand, and BT, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

          SECTION 5.10. Affiliates. As soon as practicable after the date hereof, BT shall deliver to CT a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the stockholders of BT, "affiliates" of BT for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. BT shall use best efforts to cause each such person to deliver to CT as of the Closing Date, a written agreement substantially in the form attached as Exhibit C. CT shall use best efforts to cause all persons who are "affiliates" of CT for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations to comply with the fourth paragraph of Exhibit C.

          SECTION 5.11. Stock Exchange Listing. CT shall use best efforts to cause the shares of CT Common Stock to be issued in the Merger to be approved for trading on Nasdaq, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

          SECTION 5.12. Stockholder Litigation. Each of BT and CT shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against BT or CT, as applicable, and its directors relating to the transactions contemplated by this Agreement.

          SECTION 5.13. Tax Treatment. Each of CT and BT shall use best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain the opinions of counsel referred to in Sections 6.02(c) and 6.03(c).

          SECTION 5.14. Pooling of Interests. Each of BT and CT shall use best efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by each of BT's and CT's independent certified public accountants, and by the SEC, respectively, and each of BT and CT agrees that it shall voluntarily take no action that would cause such accounting treatment not to be obtained.

          SECTION 5.15. BT Rights Agreement. The Board of Directors of BT shall take all further action (in addition to that referred to in Section 3.01(t)) reasonably requested in writing by CT in order to render the BT Rights inapplicable to the Merger and the other transactions contemplated by this Agreement to the extent provided herein and in the BT Rights Plan Amendment. Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement, during the term of this Agreement the Board of Directors of BT shall not, without the consent of CT (a) amend the BT Rights Agreement or (b) take any action with respect to, or make any determination under, the BT Rights Agreement, including a redemption of the BT Rights or any action to facilitate a BT Takeover Proposal.

          SECTION 5.16. Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, neither BT nor CT shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective subsidiaries is a party other than confidentiality agreements entered into in the ordinary course of business in connection with customer, licensing or other technology transfer arrangements. During such period, BT or CT, as the case may be, shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.


                                 ARTICLE VI

                            Conditions Precedent

          SECTION 6.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approvals. Each of the BT Stockholder Approval and the CT Shareholder Approval shall have been obtained.

          (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (c) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect (i) preventing the consummation of the Merger, (ii) prohibiting or limiting the ownership or operation by BT or CT and their respective subsidiaries of any material portion of the businesses or assets of BT or CT and their respective subsidiaries taken as a whole, or compelling BT or CT and their respective subsidiaries to dispose of or hold separate any material portion of the businesses or assets of BT or CT and their respective subsidiaries taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement or (iii) which otherwise is reasonably likely to have a material adverse effect on BT or CT, as applicable; provided, however, that each of the parties shall have used its best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

          (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (e) Nasdaq Listing. The shares of CT Common Stock issuable to BT's stockholders pursuant to this Agreement shall have been approved for trading on Nasdaq, subject to official notice of issuance.

          (f) Pooling Letters. CT and BT shall have received letters from each of Deloitte & Touche LLP and Coopers & Lybrand L.L.P., dated as of the Closing Date, in each case addressed to CT and BT, stating in substance that they know of no reason why the Merger will not qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

          SECTION 6.02. Conditions to Obligations of CT. The obligation of CT to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of BT set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of BT set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date).

          (b) Performance of Obligations of BT. BT shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) Tax Opinions. CT shall have received from Cravath, Swaine & Moore, counsel to CT, on the Closing Date, an opinion dated as of such date and stating that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that CT and BT will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel for CT shall be entitled to rely upon representations of officers of CT and BT and stockholders of BT substantially in the form of Exhibits D, E and F.

          (d) No Material Adverse Change. At any time after the date of this Agreement, there shall not have occurred any material adverse change relating to BT.

          SECTION 6.03. Conditions to Obligations of BT. The obligation of BT to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of CT set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of CT set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date).

          (b) Performance of Obligations of CT. CT shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

          (c) Tax Opinions. BT shall have received from Hale and Dorr LLP, counsel to BT, on the Closing Date, an opinion dated as of such date and stating that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that CT and BT will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel for BT shall be entitled to rely upon representations of officers of CT and BT and stockholders of BT substantially in the form of Exhibits D, E and F.

          (d) No Material Adverse Change. At any time after the date of this Agreement, there shall not have occurred any material adverse change relating to CT.

          SECTION 6.04. Frustration of Closing Conditions. Neither CT nor BT may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.05.


                                ARTICLE VII

                     Termination, Amendment and Waiver

          SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time (by written notice by the terminating party to the other party), whether before or after the BT Stockholder Approval or the CT Shareholder Approval have been obtained:

          (a) by mutual written consent of CT and BT;

          (b) by either CT or BT:

               (i) if the Merger shall not have been consummated by February 28, 1998; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

               (ii) if the BT Stockholder Approval shall not have been obtained at a BT Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

               (iii) if the CT Shareholder Approval shall not have been obtained at a CT Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

               (iv) if any Restraint having any of the effects set forth in
          Section 6.01(c) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(iv) shall have used best efforts to prevent the entry of and to remove such Restraint;

          (c) by CT, if BT shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or (b), and (B) is incapable of being cured by BT or is not cured within 30 days of notice of such breach or failure;

          (d) by CT in accordance with Section 4.03(b); provided that, in order for the termination of this Agreement pursuant to this paragraph
     (d) to be deemed effective, CT shall have complied with all provisions contained in Section 4.03, including the notice provisions therein, and with applicable requirements, including the payment of the Termination Fee and BT out of pocket Expenses, of Section 5.08;

          (e) by BT, if CT shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or
     (b), and (B) is incapable of being cured by CT or is not cured within 30 days of notice of such breach or failure; or

          (f) by BT in accordance with Section 4.02(b); provided that, in order for the termination of this Agreement pursuant to this paragraph
     (f) to be deemed effective, BT shall have complied with all provisions of Section 4.02, including the notice provisions therein, and with applicable requirements, including the payment of the Termination Fee and CT out of pocket Expenses, of Section 5.08.

          SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either BT or CT as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of CT or BT, other than the provisions of Section 3.01(o), Section 3.02(o), the last sentence of Section 5.04,
Section 5.08, this Section 7.02 and Article VIII, which provisions will survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

          SECTION 7.03. Amendment. This Agreement may be amended by the parties at any time before or after the BT Stockholder Approval or the CT Shareholder Approval have been obtained; provided, however, that after any such approval has been obtained, there shall not be made any amendment that by law requires further approval by the stockholders of BT or CT without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

          SECTION 7.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section 7.04 shall, in order to be effective, require, in the case of CT or BT, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized committee of its Board of Directors to the extent permitted by law.


                                ARTICLE VIII

                             General Provisions

          SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          SECTION 8.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)  if to CT, to

                       Comverse Technology, Inc.
                       170 Crossways Park Drive
                       Woodbury, NY 11797

                       Telecopy No.:  (516) 677-7323

                       Attention:  Mr. Kobi Alexander
                       with a copy to:

                       Cravath, Swaine & Moore
                       Worldwide Plaza
                       825 Eighth Avenue
                       New York, NY 10019

                       Telecopy No.:  (212) 474-3700

                       Attention: Allen Finkelson; and

                  (b)  if to BT, to

                       Boston Technology, Inc.
                       100 Quannapowitt Parkway
                       Wakefield, MA 01880

                       Telecopy No.:  (617) 245-6757

                       Attention:  Mr. Francis E. Girard


                       with a copy to:

                       Hale and Dorr LLP
                       60 State Street
                       Boston, MA 02109

                       Telecopy No.:  (617) 526-5000

                       Attention: John A. Burgess

          SECTION 8.03. Definitions. For purposes of this Agreement:

               (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

               (b) "material adverse change" or "material adverse effect" means, when used in connection with BT or CT, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole other than any change, effect, event or occurrence relating to (i) the economy or securities markets in general, (ii) any outbreak or escalation of hostilities in the Middle East, (iii) this Agreement or the transactions contemplated hereby or the announcement thereof (including any impact on employees, vendors or customers resulting therefrom) or (iv) the telecommunications systems and equipment industry in general, and not specifically relating to BT or CT or their respective subsidiaries, and the terms "material" and "materially" have correlative meanings;

               (c) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

               (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; and

               (e) "knowledge" of any person which is not an individual means the knowledge of such person's executive officers after reasonable inquiry.

          SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

          SECTION 8.05. Counterparts. This Agreement and any amendment or waiver hereto may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and
(b) except for the provisions of Article II, Section 5.06 and Section 5.07, are not intended to confer upon any person other than the parties any rights or remedies.

          SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

          SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          SECTION 8.09. Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

          SECTION 8.10. WAIVER OF JURY TRIAL. EACH OF BT AND CT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

          SECTION 8.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.


          IN WITNESS WHEREOF, CT and BT have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                   COMVERSE TECHNOLOGY, INC.,

                                     by /s/ Kobi Alexander
                                        ------------------
                                        Name:  Kobi Alexander
                                        Title: President, Chief
                                               Executive Officer
                                               and Chairman of the
                                               Board of Directors


                                   BOSTON TECHNOLOGY, INC.,

                                     by /s/ Francis E. Girard
                                        ---------------------
                                        Name:  Francis E. Girard
                                        Title: President and Chief
                                               Executive Officer